As filed with the Securities and Exchange Commission on October 1, 2020.

Registration 333-________

United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ENB FINANCIAL CORP

(Exact name of Registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	51-0661129 (IRS Employer Identification No.)
31 East Main Street, Ephrata, Pennsylvania (Address of principal executive offices)	17522 (Zip Code)

ENB Financial Corp and its Designated Subsidiaries

2020 Nonqualified Employee Stock Purchase Plan

(Full title of the plan)

Jeffrey S. Stauffer

President & Chief Executive Officer

ENB FINANCIAL CORP

31 East Main Street

Ephrata, Pennsylvania 17522

(717) 733-4181

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copy To: Erik Gerhard, Esquire BYBEL RUTLEDGE LLP 1017 Mumma Road, Suite 302 Lemoyne, Pennsylvania 17043 (717) 731-1700

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.10 par value	280,000	$17.95	$5,026,000	$548.34

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that may become issuable under the plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.
(2)	Estimated solely for purposes of determining the registration fee. The proposed maximum aggregate offering price per share has been computed pursuant to Rule 457(c) based upon the average of the bid and asked prices of the shares as of September 28, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.          Plan Information.

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information in Item 1 of Part I of Form S-8.

Item 2.          Registrant Information and Employee Plan Annual Information.

As permitted by the rules of the Commission, this Registration Statement omits the information in Item 2 of Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

We incorporate the following documents by reference into this Registration Statement as filed with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 27, 2020;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, filed with the Commission on May 14, 2020, and June 30, 2020, filed with the Commission on August 8, 2020;

(c)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on May 6, 2020 and June 3, 2020; and

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered have been sold or which deregisters all remaining unsold securities, are incorporated by reference into this Registration Statement and become a part hereof from the date of filing such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement modified or superseded shall not be deemed, except as to so modified or amended, to constitute a part of this Registration Statement.

Item 4.          Description of Securities.

Common Stock

Authorized Capital. The authorized capital stock of the Registrant consists of 24,000,000 shares of common stock, $0.10 par value.

Voting Rights. Each share of common stock entitles its holder to one vote on all matters upon which shareholders have the right to vote. In addition, unless otherwise provided by law or in the Registrant’s articles of incorporation or bylaws, the affirmative vote of the holders of a majority of the shares having voting powers present at a shareholders’ meeting, in person or represented by proxy, shall decide any question brought before such meeting.

Classification of the Board of Directors. The board of directors is divided into three classes with each class serving staggered three-year terms. Shareholders cannot cumulate their votes in the election of directors.

Preemptive Rights. The Registrant’s common stock does not carry preemptive subscription rights.

Liquidation. In the event of liquidation, dissolution, or winding up of the Registrant, the holders of common stock are entitled to share in all assets remaining after payment of liabilities on a pro rata basis.

Liability for Further Assessments. The Registrant’s shareholders are not subject to further assessments on their shares of common stock.

Sinking Fund Provision. The common stock does not require a separate capital reserve maintained to pay shareholders with preferential rights for their investment in the event of liquidation or redemption. However, in the future, the Registrant may issue preferred shares that require such a fund, in which case legal restrictions may require the Registrant to maintain the fund prior to paying dividends. The Registrant is not presently authorized to issue preferred shares.

Redemption or Conversion Rights. The holders of common stock do not have a right of redemption, which is the right to sell their shares back to the Registrant, nor do they have a right to convert their shares to other classes or series of stock, such as preferred stock.

Dividends. Each shareholder is entitled to receive dividends that may be declared by the board of directors out of legally available funds.

Under the Pennsylvania Business Corporation Law, the Registrant may not pay a dividend if afterwards:

•	The Registrant would be unable to pay its debts as they become due, or

•	The Registrant’s total assets would be less than its total liabilities plus an amount needed to satisfy any preferential rights of shareholders.

In order for the Registrant to pay a cash dividend to shareholders, the Registrant’s subsidiary, The Ephrata National Bank, must first pay a dividend to the Registrant. As a result, the legal restrictions on The Ephrata National Bank’s dividend payments under the National Bank Act also affects the Registrant’s ability to pay dividends. The National Bank Act provides that dividends may be declared by the board of directors and paid from the net profits of The Ephrata National Bank as the board of directors shall judge expedient.

In addition, the ability of The Ephrata National Bank to pay dividends may be affected by the various minimum capital requirements and the capital and noncapital standards under the Federal Deposit Insurance Corporation Improvement Act of 1991 (the “FDICIA”). Further, the Office of the Comptroller of the Currency is authorized under the FDICIA to determine, under certain circumstances relating to the financial condition of The Ephrata National Bank, that the payment of dividends would be an unsafe or unsound practice and prohibit payment thereof.

Further, ENB Financial Corp, as a bank holding company, is subject to various statutes, rules, and regulations of the Board of Governors of the Federal Reserve System (the “FRB”). As such, from time to time the FRB may issue rules, regulations, or interpretations which may affect the declaration, amount, payment, or timing of dividends.

Anti-Takeover Provisions in Articles, Bylaws and Pennsylvania Law

The Registrant’s articles of incorporation and bylaws contain a number of provisions that could be considered anti-takeover in purpose and effect. These provisions generally permit the board of directors to have as much flexibility as possible to issue additional shares, without prior shareholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, and employee incentive plans. However, these additional shares may also be used by the board of directors to deter future attempts to gain control over the Registrant.

Supermajority Vote for Approval of Extraordinary Transactions. No merger, consolidation, liquidation, or dissolution of the Registrant nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Registrant shall be valid unless first approved by the affirmative vote of at least two-thirds of the outstanding shares of common stock of the Registrant. This provision ensures that any extraordinary corporate transaction would occur only if it receives a clear mandate from the shareholders.

Classified Board of Directors. The Registrant’s bylaws provide that the board of directors be divided into three classes with each class serving staggered three-year terms. In any given year, only a minority of directors are elected to the board of directors. A classified board has the effect of moderating the pace of any change in control of the board of directors by extending the time required to elect a majority of the directors to at least two successive annual meetings.

Authorization to Consider Various Factors in Tender Offers. Another anti-takeover provision in the Pennsylvania corporate law relevant to the Registrant enables the board of directors to oppose a tender offer on the basis of factors other than economic benefit to shareholders, such as:

•	the impact the acquisition of the Registrant would have on the community;

•	the effect of the acquisition upon shareholders, employees, depositors, suppliers and customers, and

•	the reputation and business practices of the tender offer.

This provision permits the Registrant to recognize our responsibilities to these constituent groups of the Registrant and its subsidiaries and to the communities that they serve. Pennsylvania corporate law specifically authorizes this type of provision.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law, referred to as the PBCL, provides that Pennsylvania corporations shall have the power, under specified circumstances, to indemnify any person who is or was a representative of the Registrant in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the Registrant, by reason of the fact that they were or are such representatives, against expenses (including attorney’s fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding. Further, the PBCL provides that Pennsylvania corporations must indemnify a representative of the Registrant who is successful on the merits or otherwise in defense of any such action, suit or proceeding against expenses reasonably incurred.

The bylaws of the Registrant provide for indemnification of directors and officers to the extent provided in the PBCL. In accordance with Section 1713 of the PBCL, the bylaws of the Registrant also include a provision that the directors of the Registrant shall not be personally liable for monetary damages such for any action taken, or failure to take any action, unless: (1) the director has breached or failed to perform the duties of his office in good faith, in a manner he reasonably believes to be in the best interests of the company and with such care, including reasonably inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances; and (2) the breach or failure to perform constitute self-dealing, willful misconduct or recklessness. Pursuant to Section 1713 of the PBCL, this limitation of personal liability does not apply to (i) the responsibility or liability of a director pursuant to any criminal statute or (ii) the liability of a director for the payment of taxes pursuant to federal, state or local law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant, we have been informed that, in the opinion of the Commission, any such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibits
3.1	Articles of Incorporation of the Registrant, as amended. (Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the Commission on June 7, 2019.)

3.2	Bylaws of the Registrant, as amended. (Incorporated herein by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed with the Commission on January 15, 2010.)

5.1*	Opinion of Bybel Rutledge LLP re: Legality.

23.1*	Consent of S.R. Snodgrass, P.C.

23.2*	Consent of Bybel Rutledge LLP (included in Exhibit 5.1).

24.1*	Power of Attorney of Directors and Officers (included on Signature Pages).

99.1*	ENB Financial Corp and its Designated Subsidiaries 2020 Nonqualified Employee Stock Purchase Plan.

* Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Ephrata, Commonwealth of Pennsylvania, on October 1, 2020.

ENB Financial Corp

By:	/s/ Jeffrey S. Stauffer
Jeffrey S. Stauffer
President & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey S. Stauffer and Scott E. Lied, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 1, 2020.

Name	Capacity

/s/ Jeffrey S. Stauffer	Chairman of the Board, President & Chief Executive Officer and Director
Jeffrey S. Stauffer	(Principal Executive Officer)

/s/ Scott E. Lied	Treasurer
Scott E. Lied	(Principal Financial Officer)

/s/ Aaron L. Groff, Jr.	Director
Aaron L. Groff, Jr.

/s/ Joshua E. Hoffman	Director
Joshua E. Hoffman

/s/ Willis R. Lefever	Director
Willis R. Lefever

/s/ Jay S. Martin	Director
Jay S. Martin

/s/ Susan Young Nicholas	Director
Susan Young Nicholas

/s/ Dr. Brian K. Reed	Director
Dr. Brian K. Reed

/s/ Mark C. Wagner	Director
Mark C. Wagner

/s/ Judith A. Weaver	Director
Judith A. Weaver